Exhibit 99.1

Crystal River Capital, Inc.

Three World Financial Center

200 Vesey Street, 10th Floor

New York, New York 10281-1010

Crystal River’s management will host a dial-in teleconference to review its fourth quarter and annual 2006 results on Thursday, March 22, 2007, at 9:00 a.m. (EDT). The teleconference can be accessed by dialing 800-289-0533 or 913-981-5525 (International). A replay of the recorded message will be available through Friday, April 6, 2007. The replay can be accessed by dialing 888-203-1112 or 719-457-0820 (International) and entering passcode 3943213. A live audio webcast of the call will be accessible on the Company's website, www.crystalriverreit.com, via a link from the Investor Relations section. A replay of the audio webcast will be archived in the Investor Relations section of the Company's website.

CRYSTAL RIVER CAPITAL REPORTS

FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS

NEW YORK, NY—March 21, 2007—Crystal River Capital, Inc. (“Crystal River” or the “Company”) (NYSE: CRZ) today announced its financial results for the fourth quarter and the year ended December 31, 2006.

Highlights

($ in millions except per share information)	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005*
Gross revenue	$59.1	$34.9	$201.2	$79.6
Net income	$14.2	$1.2	$46.9	$13.9
Per share	$0.57	$0.07	$2.27	$0.80
Operating earnings	$16.0	$9.5	$49.5	$22.7
Per share	$0.64	$0.54	$2.40	$1.30
Distributions per share	$0.66	$0.725	$2.71	$1.55

*March 15, 2005 (commencement of operations) to December 31, 2005

•	Book value per share increased to $22.23 at December 31, 2006, from $21.81 at December 31, 2005 and $21.97 at September 30, 2006
•	Total assets increased to $3.8 billion at December 31, 2006, from $2.7 billion at December 31, 2005
•	Purchased approximately $201.8 million of commercial real estate (“CRE”) assets in the fourth quarter of 2006
•

Priced the Company’s second collateralized debt obligation (“CDO”), a $325.0 million facility for financing some of the Company’s commercial mortgage-backed securities (“CMBS”) in the fourth quarter of 2006

“Since our initial public offering in August 2006, we have added attractive investments in the commercial real estate sector while deliberately allocating away from the sub-prime mortgage-backed securities market. We increased operating income for the year and met both our financial and operating targets,” said Clifford Lai, President and Chief Executive Officer of Crystal River. “With our measured investment strategy, our portfolio is well-positioned to generate strong returns in 2007.”

Fourth Quarter Financial Summary

Gross revenue for the quarter ended December 31, 2006 increased 69% to $59.1 million, from $34.9 million in the fourth quarter of 2005. Specifically, net interest and dividend income for the quarter ended December 31, 2006 totaled $19.2 million, up from $12.1 million in the fourth quarter of 2005.

Operating earnings (defined below) for the quarter ended December 31, 2006 increased 68% to $16.0 million, or $0.64 per share, from $9.5 million, or $0.54 per share, in the fourth quarter of 2005. The increase in operating earnings was primarily attributable to the deployment of capital in higher-yielding asset classes, such as CRE debt instruments.

Net income for the quarter ended December 31, 2006 increased substantially to $14.2 million, or $0.57 per share, from $1.2 million, or $0.07 per share, in the fourth quarter of 2005.

Full Year Financial Summary

Gross revenue for the year ended December 31, 2006 totaled $201.2 million, up from $79.6 million for the period March 15, 2005 (commencement of operations) to December 31, 2005. Specifically, net interest and dividend income for the year ended December 31, 2006 increased to $61.6 million from $31.2 million for the period March 15, 2005 to December 31, 2005.

Operating earnings for the year ended December 31, 2006 increased to $49.5 million, or $2.40 per share, compared to operating income of $22.7 million, or $1.30 per share, for the period March 15, 2005 to December 31, 2005.

Net income for the year ended December 31, 2006 increased to $46.9 million, or $2.27 per share, from $13.9 million, or $0.80 per share, for the period March 15, 2005 to December 31, 2005.

Fourth Quarter Investment Activity

•

The Company increased its exposure to CRE assets by $201.8 million through the purchase of approximately $64.3 million in six CMBS transactions, $120.6 million in commercial real estate loans and $16.9 million in mezzanine loans.

•

The Company sold approximately $248.2 million of residential mortgage-backed securities (“RMBS”). Of this amount, $46.3 million were sub-prime RMBS. Crystal River did not incur any losses on the sale of these sub-prime RMBS. The sale was consistent with the Company’s view that the fundamentals in the residential credit sector have been deteriorating.

•

Finally, approximately $207.3 million of Agency adjustable-rate mortgages (“ARMs”) were added to the portfolio in anticipation of further yield spread tightening resulting from the impending inclusion of this asset class in the Lehman MBS Index on April 1, 2007.

Investment Activity

The following table details the Company’s funded investments in the fourth quarter of 2006:

($ in millions)	Face Amount	Cost	Credit (1)	WA Credit Spread (2)
CMBS	$81.7	$64.3	B	367.2
Mezzanine loans	$16.9	$16.9	79.68	515.0
Real estate loans	$119.1	$120.6	60.3	98.6
Agency ARMs(3)	$205.7	$207.3	AAA	74.0
Prime RMBS	$2.0	$2.0	B+	768.0
Sub-prime RMBS	—	—	—	—
Total	$425.4	$411.1

(1) Credit represents weighted average rating for rated assets and loan-to-value ratio (“LTV”) for non-rated assets

(2) Average spread, in basis points, based on applicable benchmark (US Treasury for fixed and LIBOR for floating)

(3) Implied AAA rating

Dispositions

The following table details the Company’s dispositions in the fourth quarter of 2006:

($ in millions)	Face Amount	Fair Value	Credit (1)	WA Credit Spread (2)
Prime RMBS	$201.8	$201.9	AAA	16.4
Sub-prime RMBS	$46.1	$46.3	BBB+	130.3
Total	$247.9	$248.2

(1) Credit represents weighted average rating for rated assets and LTV for non-rated assets

(2) Average spread, in basis points, based on applicable benchmark (US Treasury for fixed and LIBOR for floating)

Investment Portfolio

The following table summarizes the Company’s investment portfolio at December 31, 2006 and December 31, 2005:

	As at December 31, 2006		As at December 31, 2005
($ in millions)	Carrying Value	% Total	Carrying Value	% Total
Available for sale securities
CMBS	$472.6	13.1%	$206.3	8.0%
Prime RMBS	$167.5	4.7%	$401.6	15.5%
Sub-prime RMBS	$119.7	3.3%	$111.1	4.3%
Agency ARMs	$2,532.1	70.2%	$1,663.5	64.3%
ABS(1)	$46.1	1.3%	$54.5	2.1%
Preferred stock	$4.6	0.1%	$2.2	0.1%
Real estate loans
Construction loans	$20.1	0.6%	$18.2	0.7%
B Notes	—	—	$24.9	1.0%
Mezz loans	$16.9	0.5%	$6.0	0.2%
Whole loans	$200.7	5.6%	$97.4	3.8%
Alternative investments	$20.1	0.6%	—	—
TOTAL	$3,600.4	100%	$2,585.7	100%

(1) Asset-backed securities (“ABS”)

Net Interest Margin

The portfolio’s asset yield increased to 6.27% at December 31, 2006 from 5.54% at December 31, 2005. The Company’s liability cost increased to 4.92% at December 31, 2006 from 4.20% at December 31, 2005. Net interest margin increased by 1 basis point over the year as the 73 basis point increase in asset yield was partially offset by the 72 basis point increase in our liability cost, a result of the continued tightening in Monetary Policy. Crystal River’s debt to equity ratio decreased to 5.5:1 as of December 31, 2006 from 5.9:1 at December 31, 2005. The following table shows our asset yield, liability cost and net interest margin as of December 31, 2006 and 2005:

	December 31,
	2006	2005
Asset yield	6.27%	5.54%
Liability cost	4.92%	4.20%
Net interest margin	1.35%	1.34%

Impairments

Net income for the quarter ended December 31, 2006 included an impairment charge of $2.6 million. The majority of the impairment charge was attributable to changes in the Company’s prepayment and credit assumptions regarding the timing of cash flows on some of the portfolio’s non-Agency sub-prime RMBS investments. The impairment represents a decline in market value relative to book value on approximately $33.1 million of securities. The securities are expected to continue to pay principal and interest, albeit at a slightly lower expected rate of return than originally assumed. Net income for the year ended December 31, 2006 included an impairment charge of $10.4 million.

2007 Investment and Financing Update

Investment Update

In early 2007, the Company signed an agreement to purchase two high-quality office buildings located in the Phoenix and Houston central business districts. The building in Phoenix is located at 201 North Central Avenue and comprises approximately 724,000 rentable square feet and approximately 1,900 parking spaces. The building in Houston is located at 1111 Fannin Street and comprises approximately 429,000 rentable square feet and approximately 470 parking spaces. The buildings are 100% leased on a triple-net basis for 15 years. JPMorgan Chase, the main tenant of both buildings, will continue to occupy the sites after the closing of the transaction. The transaction amount is approximately $234 million. The buildings have been acquired from the Brookfield Real Estate Opportunity Fund, an affiliate of Brookfield Asset Management Inc. The transaction closed on Tuesday, March 20, 2007.

In an unrelated transaction, the Company also purchased a $28.5 million investment in BREF One, LLC (the "Fund"), a real estate finance fund sponsored by Brookfield Asset Management. The Fund focuses on acquiring high-yielding commercial real estate finance opportunities primarily in the United States. The Fund invests in real estate finance transactions in risk positions senior to traditional equity and subordinate to traditional first mortgages or investment grade corporate debt. The acquisition was made from two subsidiaries of Brookfield Asset Management. In connection with the investment, Crystal River has an unfunded capital commitment of approximately $10.4 million to the Fund.

Closing of Collateralized Debt Obligation

As previously announced, in January 2007 Crystal River closed its second CDO, Crystal River Resecuritization 2006-1 Ltd. ("CDO II"), a $325.0 million commercial real estate collateralized debt obligation. CDO II issued non-recourse floating rate commercial mortgage related securities ("CMRS") which are secured by a $390.4 million pool of CMBS. The securities rated BBB- and above were privately placed and sold to third-party investors. Crystal River retained all of the below investment grade rated CMRS and the preferred shares in CDO II with an aggregate face value of approximately $65.4 million.

The weighted average spread over LIBOR for the CMRS rated BBB- and above was 57 basis points before expenses.

The Company will record the CDO II transaction as a secured financing for accounting and income tax purposes and will consolidate the assets, liabilities, income and expenses of the issuers.

Placement of Trust Preferred Securities

Crystal River sold $50 million of Trust Preferred Securities through its consolidated statutory trust subsidiary, Crystal River Preferred Trust I. The subsidiary's assets consist solely of $51.6 million of junior subordinated notes concurrently issued by Crystal River with terms that mirror the Trust Preferred Securities.

The Trust Preferred Securities have a 30-year term ending April 2037, are redeemable at par on or after April 30, 2012 and pay distributions at a fixed rate of 7.68% (7.77% including the amortization of fees and expenses) for the first five years ending April 2012 and thereafter, at a floating rate of three month LIBOR plus 2.75% (LIBOR plus 2.84% including the amortization of fees and expenses). Proceeds from the issuance will be used to fund future investment activity.

Additional Information

The Company intends to file its annual report on Form 10-K for the year ended December 31, 2006 with the Securities and Exchange Commission by Monday, April 2, 2007. Please read the Form 10-K carefully as it contains Crystal River’s consolidated financial statements and footnotes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Form 10-K will also be made available under the Investor Relations section of Crystal River’s website at www.crystalriverreit.com.

About Crystal River

Crystal River Capital, Inc. (NYSE: CRZ) is a specialty finance REIT that invests in real estate related securities, such as commercial and residential mortgage-backed securities, commercial real estate, real estate loans and instruments, and other alternative asset classes. The Company focuses on investment opportunities across the entire real estate investment spectrum that are consistent with its goals of generating high current income and long-term capital appreciation. Crystal River commenced operations in 2005, and at year-end 2006 had in excess of $3.7 billion in assets. It is externally managed and advised by affiliates of Brookfield Asset Management Inc.

Definition of Operating Earnings

This press release and accompanying financial information make reference to operating earnings on a total and per share basis. The Company considers its operating earnings to be net interest income after operating expenses but before realized and unrealized gains and losses, hedge ineffectiveness, foreign currency exchange impact and loss on impairment of assets. The Company believes operating earnings to be an effective indicator of the Company’s profitability and financial performance over time. Operating earnings can and will fluctuate based on changes in asset levels, funding rates, available reinvestment rates, expected losses on credit sensitive positions and the return on the Company’s investments as the underlying assets are carried at estimated fair market value. The Company provides the components of operating earnings and a full reconciliation from net income to operating earnings with the financial statements accompanying this press release. Operating earnings is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Forward-Looking Information

This news release, and our public documents to which we refer, contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Although we believe that the expectations contained in any forward-looking statement are based on reasonable assumptions, we can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the effectiveness of our hedging strategies, the availability of mortgage-backed securities and other targeted investments for purchase and origination, the availability and cost of capital for financing future investments and, if available, the terms of any such financing, changes in the market value of our assets, changes in business conditions and the general economy, competition within the specialty finance sector, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes and other risks disclosed from time to time in our filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to publicly release any update or supplement to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

COMPANY CONTACT

Marion Hayes

Investor Relations

Crystal River Capital, Inc.

(212) 549-8413

mhayes@crystalriverreit.com

[CRZ-F]

Condensed Consolidated Balance Sheet (Unaudited)

	December 31,
(in thousands, except share and per share data)	2006	2005

ASSETS
Available for sale securities, at fair value	$3,342,608	$2,439,228
Real estate loans	237,670	146,497
Other investments	20,133	—
Cash and cash equivalents	39,023	21,463
Restricted cash	79,483	18,499
Receivables	28,143	24,476
Prepaid expenses and other assets	1,791	961
Deferred financing costs, net	4,929	6,662
Derivative assets	20,865	11,983

Total Assets	$3,774,645	$2,669,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and cash collateral payable	$11,486	$4,173
Due to Manager	2,040	486
Due to broker	94,881	—
Dividends payable	16,514	—
Repurchase agreements	2,723,643	1,977,858
Repurchase agreement, related party	144,806	16,429
Collateralized debt obligations	194,396	227,500
Note payable, related party	—	35,000
Delayed funding of real estate loan	—	4,339
Interest payable	19,417	12,895
Derivative liabilities	11,148	9,660

Total Liabilities	3,218,331	2,288,340

Commitments and contingencies	—	—

Stockholders’ Equity
Preferred Stock, par value $0.001 per share; 100,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001 per share; 500,000,000 shares authorized, 25,021,800 and 17,487,500 shares, respectively, issued and outstanding	25	17
Additional paid-in capital	566,285	406,311
Accumulated other comprehensive income (loss)	13,212	(11,742)
Dividends declared in excess of earnings	(23,208)	(13,157)

Total Stockholders’ Equity	556,314	381,429

Total Liabilities and Stockholders’ Equity	$3,774,645	$2,669,769

Condensed Consolidated Statement of Income (Unaudited)

	Three months ended December 31,		Year Ended December 31,
(in thousands, except share and per share data)	2006	2005	2006	2005*

Revenues
Net interest and dividend income:
Interest income – available for sale securities	$52,300	$32,423	$181,728	$74,778
Interest income – real estate loans	4,189	1,939	11,860	3,556
Other Interest and dividend income	2,629	552	7,636	1,267
Total interest and dividend income	59,118	34,914	201,224	79,601
Less interest expense	(39,873)	(22,802)	(139,601)	(48,425)
Net interest and dividend income	19,245	12,112	61,623	31,176

Expenses
Management fees, related party	2,446	1,627	7,922	5,448
Professional fees	373	878	2,722	2,205
Directors’ fees	118	63	436	141
Miscellaneous	352	23	996	642
Total expenses	3,289	2,591	12,076	8,436

Income before other revenues (expenses)	15,956	9,521	49,547	22,740

Other revenues (expenses)
Realized net loss on sale of real estate
loans and securities available for
sale	(1,359)	(525)	(2,128)	(521)
Realized and unrealized gain/(loss) on
derivatives	4,200	(2,034)	10,347	(2,497)
Impairments on available for sale
securities	(2,599)	(5,782)	(10,389)	(5,782)
Foreign currency exchange (loss)/gain	(980)	—	580	—
Other	(1,008)	0042	(1,040)	0008

Net income	$14,210	$1,222	$46,917	$13,948

Net income per share – basic and diluted	$0.57	$0.07	$2.27	$0.80
Weighted average number of shares outstanding:
Basic and diluted	25,037,758	17,487,500	20,646,637	17,487,500
Dividends declared per common share	$0.66	$0.725	$2.71	$1.55

*March 15, 2005 (commencement of operations) to December 31, 2005

Reconciliation of Net Income to Operating Earnings (Unaudited)

	Three months ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2006	2005	2006	2005*

Net income	$14,210	$1,222	$46,917	$13,948
Realized net loss on sale of real estate
loans and securities available for sale	1,359	525	2,128	521
Realized and unrealized (gain)/loss on
derivatives	(4,200)	2,034	(10,347)	2,497
Impairments on available for sale
securities	2,599	5,782	10,389	5,782
Foreign currency exchange loss/(gain)	980	—	(580)	—
Other	1,008	(42)	1,040	0 (8)

Operating earnings	$15,956	$9,521	$49,547	$22,740
Operating earnings per share	$0.64	$0.54	$2.40	$1.30

*March 15, 2005 (commencement of operations) to December 31, 2005